PROXY RESULTS (Unaudited)
During the six months ended June 30, 2008, Cohen & Steers Quality
Income Realty Fund, Inc. shareholders voted on the following proposals at the annual meeting held on April 17, 2008. The description of each proposal and number of shares voted are as follows:

Common Shares
				Shares Voted			Authority
				     For			Withheld
To Elect Directors
Bonne Cohen	 		  35,764,741 	 		 872,793
Richard E. Kroon	 	  35,764,741 	 		 872,793



Preferred Shares
				Shares Voted			Authority
				     For			Withheld
To Elect Directors
Bonnie Cohen	 		      13,213 			     886
Richard E. Kroon	 	      13,196 			     902
Willard H. Smith	 	      13,199 			     899